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                                   EXHIBIT 11
                                TSI Incorporated
                        Computation of Per Share Earnings

                                            Three Months Ended Sept. 30,  Six Months Ended Sept. 30
                                            ----------------------------- -------------------------
                                                1996           1995           1996          1995
                                            -----------    -----------    -----------    -----------
Primary
Average shares outstanding                   11,372,186     10,496,760     11,229,319     10,464,908
Net effect of dilutive stock options,
based on the treasury stock method
using average market price                      434,371        389,952        444,637        360,956
                                            -----------    -----------    -----------    -----------
Total                                        11,806,557     10,886,712     11,673,956     10,825,864
Net Earnings                                $ 1,609,300    $   750,844    $ 3,482,246      1,494,946

Primary per share amounts                   $       .14    $       .07    $       .30    $       .14

Fully Diluted

Average shares                               11,372,186     10,496,760     11,229,319     10,464,908

Net effect of dilutive stock options,
based on the treasury stock method using
the period-end market price, if higher
than the average market price                   438,053        448,450        446,748        465,478
                                            -----------    -----------    -----------    -----------

Total                                        11,810,239     10,945,210     11,676,067     10,930,386

Net Earnings                                $ 1,609,300    $   750,844    $ 3,482,246    $ 1,494,946
Fully diluted per share amounts             $       .14    $       .07    $       .30    $       .14

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